Exhibit 10.20

July 19, 2010

James A. Lank
21919 Red Ashberry Trail
Cypress, TX 77433

Re: International Letter of Assignment

Dear Jim:

We are pleased to offer you a transfer to Moscow, Russia. Your new position will be Vice President and General Manager, Russia/CIS Business Unit. You will report directly to Jeff Foster, Sr. Vice President, Operations. Your anticipated start date will be August 1, 2010.

Compensation

•	Annual Base Salary - $275,000.
•
Once a Russian work permit is obtained, all cash payments will be made in Russian Rubles. The exchange rate from U.S. dollars and Russian Rubles will be established monthly as close to the payroll date as practical. The conversion rate will be established by using the TESCO approved exchange rate. Prior to receiving your work visa, you will remain on the U.S. payroll and be paid in U.S. dollars.

•	Hypo Tax – 15% of base – deducted from base salary each month, starting after you obtain a work visa and are on the local payroll.
•	Foreign Service Premium (FSP) 15% of base salary paid monthly.
•	Regional Premium (RP) of 15% base salary paid monthly.
•	Short Term Incentive Plan (STIP) with a target payout of 40% of base salary.
•	Business Unit Performance Bonus (BUPB) as outline in the attached document.
•	TESCO will pay your Russian tax and you will be responsible for any home country tax.
•	Subject to Board of Directors approval, your annual Long Term Incentive Plan (LTIP) award is expected to be no less than $300,000.

Employment Agreement

Your existing employment agreement will remain in effect, as supplemented by this letter. In the event of a termination of employment or change of control as defined in the agreement, you will receive a severance payment not less than you would have received had you stayed in your current position, calculated on the basis of the STIP in effect for your current position (including EMT multiplier).

Relocation

Your move will be governed by the TESCO International Assignment Handbook Guidelines and Policies. It is understood that your wife and three children under age 25 will accompany you on this move. As provided in TESCO policies, you will be reimbursed for relocation costs including without limitation:

•	Air freight shipment allowance (600 lbs.).
•	Surface transport of household goods (40 foot container).
•	Real estate sales commission up to 6%.
•	Legal expenses – provided the expense is incurred within six (6) months of the date of transfer.
•	Up to 30 days temporary housing will be provided in Houston if needed due to home sale.
•	Up to 24 months household goods storage costs in Houston.
•	Pre-relocation tax consulting expenses.
•	Cost of pet transportation.
•	Transport of personal computers.
•	Relocation allowance of one month’s base salary.

Local Benefits

•	Family housing allowance to be approved by the Sr. Vice President, Operations.
•	TESCO will pay fees for preparation of US and Russian tax returns
•	Private schooling for your children, including special tutoring if required due to change in curriculum (e.g. British schooling vs. American).
•	Company supplied vehicle and driver arrangements to be approved by the Sr. Vice President, Operations.
•	Vacation – as outlined in the International Assignment Handbook. Existing vacation will carry forward.
•	Medical, Dental, AD&D and Life Insurance through the Norfolk group.
•	Russian language training for employee and spouse.

To accept this offer, please sign and return in confidence to Kathy Strader, Sr. Manager, Human Resources.

Sincerely,                                                                           Employee

/s/ Julio M. Quintana___________________                                                                                                /s/ James A. Lank________________________
Julio Quintana                                                                                     James A. Lank
President and Chief Executive Officer                                                                                                Date: __________________________